Exhibit 10.12

July 18th, 2018

Abel Avellan

Dear Abel:

You have been performing the duties of your position since June of 2017, and we are pleased to formalize in writing your position as Chairman & Chief Executive Officer for AST & Science, LLC (“AST” or “the Company”).

Your compensation package will consist of the following:

Cash Compensation – your annual gross salary will be $23,660 and you will begin to receive this cash compensation beginning on July 27th, 2018.

Other benefits – you will be eligible to participate in AST health and benefits plans.

We are very excited that you arguing to continue helping us execute the vision for AST's future prospects.

AST & Science LLC

/s/ Tom Severson
By:	Tom Severson
Its:	Chief Financial Officer & Operating Officer

The forgoing terms and conditions are hereby accepted as of July 18, 2018

Signed:	/s/ Abel Avellan
Abel Avellan